EXHIBIT 10.1

SEPARATION AGREEMENT

THIS AGREEMENT made as of October 25, 2017, is entered into between:

MS. JENNIFER RHEE, residing at 119 Laurier St., Dollard Des Ormeaux, Quebec, H9B 3B1

(hereinafter referred to as “Ms. Rhee”)

and

LOOP CANADA INC., a corporation having its head office located at 480, Fernand-Poitras, Terrebonne, QC, J6Y 1Y4, represented for the purposes hereof by Mr. Daniel Solomita, CEO

(hereinafter referred to as the “Company”)

(Ms. Rhee and the Company hereinafter collectively referred to as the “Parties”)

WHEREAS Ms. Rhee signed an Employment Agreement which is dated March 17, 2017 (hereinafter referred to as the “Employment Agreement”);

WHEREAS Ms. Rhee was in the employment of the Company as its CFO;

WHEREAS, effective October 19, 2017, Ms. Rhee is no longer employed with the Company;

WHEREAS the Parties negotiated mutually agreeable terms in the scope of Ms. Rhee’s exit from the Company;

WHEREAS under the circumstances, the Parties wish to set out hereinafter in writing the terms and conditions of Ms. Rhee’s departure from the Company, including Ms. Rhee’s continuing obligations towards the Company following the cessation of her employment, without any admission of liability or fault on the part of Ms. Rhee or the Company (hereinafter referred to as the “Agreement”).

THE PARTIES MUTUALLY AGREE AS FOLLOWS:

A.    EMPLOYMENT TERMINATION

1.	In consideration of the conclusion of the present Agreement, the Parties agree that Ms. Rhee’s employment with the Company shall be deemed terminated as a result of Ms. Rhee’s voluntary resignation, which is effective as at October 19, 2017 (hereinafter referred to as the “Termination Date”).

2.	The Company will provide to Ms. Rhee her regular base salary and accrued vacation pay up to the Termination Date, less applicable withholdings and deductions required by law (the “Final Payment”).

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3.	In consideration of the conclusion of the present Agreement, the Company will provide to Ms. Rhee a global and final separation payment (i.e. retiring allowance) totaling CAD$115,000, less applicable withholdings and deductions required by law, namely 20% for provincial income taxes and 15% for federal income taxes (the “Separation Payment”). The Separation Payment shall be made by direct deposit in Ms .Rhee’s bank account on file with the Company no later than Tuesday October 31, 2017.

4.	In consideration of the conclusion of the present Agreement, any and all entitlements that Ms. Rhee may have under any Company stock option plan, grant agreement or award, including without limitation under the Employment Agreement and/or its Exhibit A, shall be cancelled as at the Termination Date. For greater certainty, Ms. Rhee’s vested and non-vested stock options are cancelled and Ms. Rhee waives any and all rights in this regard.

5.	In consideration of the conclusion of the present Agreement, any and all entitlements that Ms. Rhee may have under any Company bonus or incentive compensation plans, programs and policies shall be cancelled as at the Termination Date.

6.	In consideration of the conclusion of the present Agreement, Ms. Rhee’s participation in any Company’s employee benefit plans, programs and policies terminated as at the Termination Date.

7.	In consideration of the conclusion of the present Agreement, the Company will issue the 8-K Form and Press Release attached hereto respectively as Schedules A and B.

8.	In consideration of the conclusion of the present Agreement, the Company will issue a Record of Employment to Ms. Rhee and Service Canada no later than October 27th, 2017 indicating that she voluntarily resigned from her employment with the Company.

9.	Ms. Rhee hereby resigns all officer and director positions held with the Company, its parents, subsidiaries, and affiliates, effective as at the Termination Date. Ms. Rhee undertakes to sign and execute, without delay, any and all documents required in order to enforce this clause.

10.	Ms. Rhee undertakes to return by October 27, 2017 all Company property in her possession or control, including, without limitation, any files, data, information (including confidential information) or documents, on any support whatsoever, office keys, passwords, and/or building security cards, unless otherwise indicated by the Company in writing.

11.	The Company undertakes to return by October 27, 2017 all personal property belonging to Ms. Rhee, namely Ms. Rhee’s area rug, painting, vase and chair.

12.	Except as specifically provided under this Agreement, Ms. Rhee will not be paid any further salary, vacation pay, termination pay, benefits, group insurance benefits, retirement benefits, stock options, bonus, commission, incentive compensation, expenses, damages or any other type of compensation.

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B. ADDITIONAL COVENANTS

13.	It is a fundamental condition of this Agreement that Ms. Rhee agrees and fully complies with the following additional covenants.

14.	The Parties acknowledge the Company’s legitimate interest in protecting its confidential information, employees, clients and prospective clients.

15.	Ms. Rhee agrees to remain bound by the Proprietary Information and Inventions Agreement provided under article 6 and Exhibit C of the Employment Agreement.

16.	Ms. Rhee agrees to remain bound by the restrictive covenants provided under article 8 of the Employment Agreement, for a period of one (1) year as of the Termination Date.

17.	The Parties undertake indefinitely to not disparage one another, or their parents, subsidiaries, related entities or affiliates, or act in any manner that would be harmful to their image or reputation.

C. RELEASE AND DISCHARGE

18.	In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group (as defined below) of all their obligations pursuant to this Agreement, Ms. Rhee forever fully releases and discharges the Company, and its parent companies, subsidiaries, divisions, affiliates and associated companies, and each of their respective shareholders, directors, officers, managers, agents, employees, and representatives, regardless of the period during which they held these positions (hereinafter collectively and/or individually designated as the “Company Group”) in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to her employment or to the termination of her employment with the Company or to the Employment Agreement, which Ms. Rhee has, had, or may in future have against the Company or the Company Group, excluding any claim involving fraud, intentional misrepresentation or gross negligence.

19.	Ms. Rhee further acknowledges that this Agreement also covers all sums of money owing by way of compensatory indemnity or wages in lieu of notice of termination of employment, severance pay, contractual or extra-contractual damages, salary, bonus, commissions, incentive compensation or plan, stock option, common stock or stock purchase plan, allowances, vacation pay, holiday pay, pension plan or retirement plan contributions, group insurance contributions, relocation or moving fees or expenses, or any other claim of any nature whatsoever which is, was, or may in future be owing to Ms. Rhee by the Company or the Company Group by virtue of any law (including the Charter of human rights and freedoms, the Civil Code of Québec, the Act Respecting Labour Standards, the Act Respecting Industrial Accidents and Occupational Diseases and the Act Respecting Occupational Health and Safety), contract (including the Employment Agreement), policy, plan, regulation, decree, or practice whatsoever.

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20.	In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group of all their obligations pursuant to this Agreement, Ms. Rhee forever fully renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that Ms. Rhee has, had or may in future have against the Company or the Company Group, which includes any right or claim related to her employment or to the termination of her employment with the Company, or to the Employment Agreement.

21.	Ms. Rhee agrees to save harmless and to indemnify the Company from and against any and all claims, charges, taxes, penalties or demands made by Canada Revenue Agency, Revenu Québec, or any other applicable Canadian authority requiring the Company to pay any amounts under the Income Tax Act (Canada), the Taxation Act (Quebec), the Employment Insurance Act, their regulations, or any other applicable statutes or regulations with regards to income tax or statutory withholdings or contributions which may be payable by the Company in connection with the amounts paid in accordance with this Agreement.

22.	In consideration of the Agreement, subject to the fulfillment by Ms. Rhee of all her obligations pursuant to this Agreement, the Company, on its behalf and on behalf of the Company Group, forever fully releases and discharges Ms. Rhee in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to her employment or to the termination of her employment with the Company or to her involvement as a director or officer of any entity comprised within the Company Group which the Company or the Company Group has, had, or may in future have against Ms. Rhee, excluding any claim involving fraud, intentional misrepresentation or gross negligence.

23.	In consideration of the Agreement, subject to the fulfillment by Ms. Rhee of all her obligations pursuant to this Agreement, the Company on its behalf and on behalf of the Company Group, forever renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that the Company has, had or may in future have against Ms. Rhee, which includes any right or claim related to Ms. Rhee employment or to the termination of her employment with the Company or to her involvement as a director or officer of any entity comprised within the Company Group.

D. MISCELLANEOUS

24.	The preamble forms an integral part of this Agreement.

25.	This Agreement shall be governed by the laws of the Province of Quebec.

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26.	The Parties undertake to keep confidential at all time the content of this Agreement as well as the negotiations leading to such Agreement, except if otherwise set forth herein or required by applicable laws.

27.	The Agreement is the entire agreement between the Parties and supersedes any and all oral and written agreements or discussions between the Parties.

28.	In the event that it is determined, in any legal proceeding, that any provision of this Agreement is invalid or unenforceable, it will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding. This Agreement will, in every other respect, continue in full force and effect. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part of any provision hereof.

29.	The Parties acknowledge that the present Agreement constitutes a transaction within the meaning of Articles 2631 and following of the Civil Code of Quebec, and binds the heirs, liquidators, successors and assigns of the Parties. The Parties understand and agree that the Agreement shall not be construed as an admission of liability on the part of the Company, the Company Group or Ms. Rhee.

30.	Ms. Rhee understands that nothing in this Agreement shall in any way limit or prohibit her from communicating, cooperating, or participating in any investigation or proceeding that may be conducted by the United States Securities and Exchange Commission (“SEC”). Ms. Rhee understands that in connection with any such activity, Ms. Rhee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Ms. Rhee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the SEC. Ms. Rhee further understands that she is not permitted to disclose any Company attorney-client privileged communications.

31.	The Parties acknowledge that they were given sufficient time to study and revise the terms, conditions, nature and scope of the present Agreement and that they were given sufficient time to seek independent legal advice.

32.	After having been satisfied that the present Agreement is fair and reasonable, the Parties acknowledge having signed freely, voluntarily, without duress and after just consideration, the present Agreement.

33.	The Parties herein requested that this document be drafted in English. Les Parties aux présentes ont requis que le présent document soit rédigé en anglais.

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IN TESTIMONY WHEREOF the Parties hereinafter mentioned have signed:

LOOP CANADA INC.

/s/ Jennifer Rhee	Per: /s/ Daniel Solomita
Ms. Jennifer Rhee	Mr. Daniel Solomita, CEO

Date: October 25, 2017	Date: October 25, 2017

Place: Montreal	Place: Montreal

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